Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Kaviza Inc. Amended and Restated 2008 Stock Incentive Plan (As Amended), Kaviza Inc. 2010 Restricted Stock Unit Plan, Cloud.com, Inc. Amended and Restated 2008 Stock Incentive Plan, Cloud.com, Inc. 2011 Restricted Stock Unit Plan, and Citrix Systems, Inc. Amended and Restated 2005 Equity Incentive Plan (As Amended) of our reports dated February 24, 2011, with respect to the consolidated financial statements and schedule of Citrix Systems, Inc. and the effectiveness of internal control over financial reporting of Citrix Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Boca Raton, Florida

August 4, 2011